TABLE OF CONTENTS

Preamble

1

Section I
Formation; Name and Office; Purpose; Partnership Treatment

1

Section II
Definitions

2

Section III
Capital Contributions

6

Section IV
Allocations and Distributions

9

Section V
Management

14

Section VI
Members

19

Section VII
Transfers and Withdrawals

21

Section VIII
Dissolution and Termination

25

Section IX
Other Interests of an Interest Holder or Manager

27

Section X
Indemnity

28

Section XI
Miscellaneous

29

Section XII
Arbitration

31

SECTION XIII
Indemnification of Claim by Ascender

32

SECTION XIV
Termination of Prior Venture Agreements

32

OPERATING AGREEMENT

OF

ILX-BRUNO L.L.C.

an Arizona limited liability company

THIS OPERATING AGREEMENT is made and entered into effective as of the _____ day of August, 2005, by and among ILX Resorts Incorporated, an Arizona corporation as the Manager,

James Bruno Enterprises LLC, an Arizona limited liability company as a Member (Bruno) and ILX Resorts Incorporated, an Arizona corporation as a Member (ILX), executing this Agreement as Members, of ILX-Bruno LLC, an Arizona limited liability company (the “Company'').

Preamble

The United States Government, through the Forest Service of the Department of Agriculture, has conducted an auction on approximately 21 acres of land in Sedona, Arizona (the “ Property”).  Bruno was the winning bidder at $8,400,000.     Bruno and ILX then entered into a series of escrow and other agreements, including the following, which are attached hereto as Group Exhibit A.

1.

Escrow Agreement # 00615489-KB at Pioneer Title Agency in Flagstaff, Arizona for the purchase of the Property by James Bruno Enterprises from the U.S. Forest Service.

2.

Escrow Agreement # 00615490-KB at Pioneer Title Agency in Flagstaff, Arizona for the purchase of the Property from James Bruno Enterprises, LLC.

3.

Venture Agreement made May 11, 2005 by and between James Bruno Enterprises LLC and ILX Resorts Incorporated, an Arizona corporation.

4.

Amendment to Venture Agreement made June 1, 2005 by and between James Bruno Enterprises LLC and ILX Resorts Incorporated,

an Arizona corporation.

Section I

Formation; Name and Office; Purpose; Partnership Treatment

1.1.

Formation. Pursuant to the Arizona Limited Liability Company Act, A.R.S. Sections 29-601 through 29-857 (the “Act''), the parties shall form an Arizona limited liability company effective upon the filing of the Articles of Organization of this Company (the ``Articles'') with the Arizona Corporation Commission. The parties have executed this Agreement to serve as the “Operating Agreement'' of the Company, as that term is defined in A.R.S. Section 29-601(12), and, subject to any applicable restrictions set forth in the Act, the business and affairs of the Company, and the relationships of the parties to one another, shall be operated in accordance with and governed by the terms and conditions set forth in this Agreement. By executing this Agreement, the Manager certifies that the Members executing this Agreement constitute all of the Members of the Company at the time of its formation. The parties agree to execute all amendments of the Articles, and do all filing, publication, and other acts as may be appropriate from time to time hereafter to comply with the requirements of the Act.

1.2.

Name and Registered Office. The Company shall be conducted under the name of ILX-Bruno LLC, and the registered office of the Company shall be at 2111 E. Highland, Suite 210, Phoenix, Arizona, or such other place as the Manager may from time to time determine.

1.3.

Purpose. The purpose and business of this Company

shall be to develop the Property.   The Company shall have the power to do any and all acts and things necessary, appropriate, or incidental to the furtherance of such purpose. The Company may engage in other business or acquire other assets only on the vote of a Majority in Interest of the Members.  The purpose of the company shall be implemented by taking acts that include but are not limited too the conceptualization of a master plan on the Real Property; the approval of entitlements and development agreements with the City of Sedona; and the construction and sale to consumer purchasers of the buildings developed on the Real Property by the Company.  The intent of the Company is to accomplish these acts within three to five years after all entitlements are in place.

1.4.

Treatment as a Partnership.  It is the intent of the Members that the Company shall always be operated in a manner consistent with its treatment as a partnership for federal and state income tax purposes, but that the Company shall not be operated or treated as a partnership for purposes of the federal Bankruptcy Code. No Member or Manager shall take any action inconsistent with this intent.

Section II

Definitions

The following terms shall have the meanings set forth in this Section II:

“Act” means the Arizona Limited Liability Company Act, A.R.S. Sections 29-601 through 29-857, as amended from time to time (or any corresponding provisions of succeeding law).

“Adjusted Book Value” means with respect to Company property, the property's Initial Book Value with the adjustments required under this Agreement.

“Adjusted Capital Account Deficit” means, with respect to any Interest Holder, the deficit balance, if any, in the Interest Holder's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i) the Capital Account shall be increased by the amounts which the Interest Holder is obligated to restore under this Agreement or is deemed obligated to restore pursuant to Regulation Sections 1.704-2(g)(1) and (i)(5) (i.e., the Interest Holder's share of Minimum Gain and Member Minimum Gain); and

(ii) the Capital Account shall be decreased by the items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted and applied in a manner consistent with that Regulation.

“Affiliate” means, with respect to any Interest Holder or Manager, any Person: (i) who is a member of the Interest Holder's or Manager's Family; (ii) which owns more than twenty percent

(20%) of the voting or economic interests in the Interest Holder or Manager; (iii) in which the Interest Holder or Manager owns more than twenty percent (20%) of the voting or economic interests; or (iv) in which more than twenty percent (20%) of the voting or economic interests are owned by a Person who has a relationship with the Interest Holder or Manager described in clause (i), (ii), or (iii) above.

“Capital Account” means the account maintained by the Company for each Interest Holder in accordance with the provisions of Section III.

“Capital Contribution” means the total amount of cash and the fair market value of any other assets contributed (or deemed contributed under Regulation Section 1.704-1(b)(2)(iv)(d)) to the Company by an Interest Holder, net of liabilities secured by the contributed Property that the Company is considered to assume or take subject to under Section 752 of the Code.

“Cash Flow” means all cash funds derived from operations of the Company (including interest received on reserves), without reduction for any noncash charges, but less cash funds used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements, and replacements as determined by the Manager. Cash Flow shall be increased by the reduction of any reserve previously established.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Company Minimum Gain” has the meaning set forth in Regulation Section 1.704-2(b)(2) for “partnership minimum gain.”

“Event of Withdrawal” means those events and circumstances listed in Section 29-733 of the Act other than subparagraphs 4 or 5 thereof.

“Family” means a Person's spouse, lineal ancestors or descendants by birth or adoption, siblings, and trusts for the benefit of such Person or any of the foregoing individuals.

“Fiscal Year” or “Annual Period” means the fiscal year of the Company, as determined under Section V.

“Interest” means a Person's share of the Profits and Losses (and specially allocated items of income, gain, and deduction) of, and the right to receive distributions from, the Company.

“Interest Holder” means any Person who holds an Interest, whether as a Member or as an unadmitted assignee of a Member.

“Initial Book Value” means, with respect to Property contributed to the Company by an Interest Holder, the Property's fair market value at the time of contribution and, with respect to all other Property, the Property's adjusted basis for federal income tax purposes at the time of acquisition.

“Majority in Interest” means one or more Members who

own, collectively, a simple majority of the Percentage Interests held by Members.

“Manager” means that person designated as such pursuant to Section V of this Agreement.

“Member” means each Person signing this Agreement and any Person who subsequently is admitted as a member of the Company until such time as an Event of Withdrawal has occurred with respect to such Member.

“Member Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Treasury Regulations for “partner nonrecourse debt.”

“Member Nonrecourse Debt Minimum Gain” has the meaning set forth in Regulation Section 1.704-2(i) for “partner nonrecourse debt minimum gain.”

“Member Nonrecourse Deductions” has the meaning set forth in Regulation Section 1.704-2(i) for “partner nonrecourse deductions.”

“Membership Rights” means all of the rights of a Member in the Company, including a Member's: (i) Interest, (ii) right to inspect the Company's books and records, and (iii) right to participate in the management of and vote on matters coming before the Company.

“Nonrecourse Deductions” has the meaning set forth in Regulation Section 1.704-2(b)(1). The amount of Nonrecourse Deductions shall be determined according to the provisions of Regulation Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulation Section 1.704-2(b)(3).

“Percentage Interest” means, as to a Member, the percentage set forth after the Member's name in Section 3.2.1, and as amended from time to time, and, as to an Interest Holder who is not a Member, the Percentage of the Member whose Interest has been acquired by such Interest Holder, to the extent the Interest Holder has succeeded to that Member's Interest.

“Person” means and includes an individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

“Profit” and “Loss” means, for each Fiscal Year of the Company (or other period for which Profit or Loss must be computed), the Company's taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

(i) all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in computing taxable income or loss;

(ii) any tax-exempt income of the Company, not otherwise

taken into account in computing Profit or Loss, shall be included in computing Profit or Loss;

(iii) any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss, shall be included in computing Profit or Loss;

(iv) if the Adjusted Book Value of Company Property differs from its adjusted basis for federal income tax purposes, then gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the Adjusted Book Value of the Property disposed of rather than the adjusted basis of the property for federal income tax purposes;

(v) if the Adjusted Book Value of Company Property differs from its adjusted basis for federal income tax purposes, then in lieu of the depreciation, amortization, or cost recovery deductions allowable in computing taxable income or loss, the depreciation, amortization (or other cost recovery deduction) shall be an amount that bears the same ratio to the Adjusted Book Value of such Property as depreciation, amortization (or other cost recovery deduction) computed for federal income tax purposes for such period bears to the adjusted tax basis of such Property. If the Property has a zero adjusted tax basis, the depreciation, amortization (or other cost recovery deduction) of such Property shall be determined under any reasonable method selected by the Manager; and

(vi) any items which are specially allocated pursuant to Sections 4.2 and 4.3 hereof shall not be taken into account in computing Profit or Loss.

“Property” means the 21 acres that is described in Exhibit A that is to be acquired from the U.S. Forest Service.

“Transfer” means, when used as a noun, any voluntary or involuntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means voluntarily or involuntarily to sell, hypothecate, pledge, assign, or otherwise transfer. [For purposes of this agreement, a Transfer of a majority or controlling interest in a Member or Interest Holder shall be deemed to be a transfer of such Member's or Interest Holder's Interest.]

“Treasury Regulations” or “Regulations” means the income tax regulations, including any temporary regulations, promulgated under the Code as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Section III

Capital Contributions

3.1.

Capital Accounts. A Capital Account shall be maintained for each Interest Holder in accordance with the following provisions:

3.1.1.

An Interest Holder's Capital Account shall be

credited with the amount of money contributed by the Interest Holder to the Company; the fair market value of the Property contributed by the Interest Holder to the Company (net of liabilities secured by such contributed Property that the Company is considered to assume or take subject to under Section 752 of the Code); the Interest Holder's allocable share of Profit and items of income and gain specially allocated to the Interest Holder pursuant to Section IV (other than Section 4.2); and the amount of Company liabilities that are assumed by the Interest Holder under Regulation Section 1.704-1(b)(2)(iv)(c);

3.1.2.

An Interest Holder's Capital Account shall be debited with the amount of money distributed to the Interest Holder; the fair market value of any Company property distributed to the Interest Holder (net of liabilities secured by such distributed property that the Interest Holder is considered to assume or take subject to under Section 752 of the Code); the Interest Holder's allocable share of loss and items of deduction and loss specially allocated to the Interest Holder pursuant to Section IV (other than Section 4.2); and the amount of the Interest Holder's liabilities that are assumed by the Company under Regulation Section 1.704-1(b)(2)(iv)(c);

3.1.3.  If Company property is distributed to an Interest Holder, the Capital Accounts of all Interest Holders shall be adjusted as if the distributed Property had been sold in a taxable disposition for the gross fair market value of such Property on the date of distribution (taking into account Section 7701 of the Code) and the Profit or Loss from such disposition allocated to the Interest Holders as provided in Section IV.

3.1.4.  If money or other property (other than a de minimis amount) is (i) contributed to the Company by a new or existing Interest Holder in exchange for an interest in the Company; or (ii) distributed by the Company to a retiring or continuing Interest Holder as consideration for an interest in the Company; then, if the [Manager deems such an adjustment to be necessary to reflect the economic interests of the Interest Holders, the Book Value of the Company's property shall be adjusted to equal its gross fair market value on such date (taking into account Section 7701(g) of the Code) and the Capital Accounts of all Interest Holders shall be adjusted in the same manner as if all the Company property had been sold in a taxable disposition for such amount on such date and the Profit or Loss allocated to the Interest Holders as provided in Section IV.

3.1.5.  To the extent an adjustment to the tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the Book Value of the Company's property and the Capital Account of the Interest Holders shall be adjusted in a manner consistent with the manner in which the Capital Accounts are required to be adjusted pursuant to that Section of the Regulations.

If any Interest is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Interest. It is intended that the Capital Accounts of all Interest Holders shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts or the Adjusted Book Value of Company property shall be interpreted and applied in a manner consistent with that Section of the Regulations.

3.2.

Capital Contributions.

3.2.1.  Initial Capital Contributions.  Upon the execution of this Agreement, the Members shall make the following contributions to the capital of the Company.   Prior to the execution of this Operating Agreement, Bruno has placed on deposit with the U.S. Forest Service $588,000, and ILX has placed on deposit with the U.S. Forest Service $252,000 for a total of $840,000.  On or before  September 21, 2005, Bruno shall contribute an additional $3,912,000 and ILX shall contribute an additional $4,248,000 so that the Initial Capital Contributions of each of ILX and Bruno are $4,500,000 and the total Initial Capital Contributions are $9,000,000.  Therefore the initial Percentage Interests shall be:

ILX Resorts Incorporated

50%

James Bruno Enterprises, LLC

50%

3.2.2.  Additional Capital Contributions.

3.2.2.1.  If the Manager at any time or from time to time determines that the Company requires additional Capital Contributions, then the Manager shall give notice to each Member of (i) the total amount of additional Capital Contributions required, (ii) the reason the additional Capital Contribution is required, (iii) each Member's proportionate share of the total additional Capital Contribution (determined in accordance with this Section), and (iv) the date each Member's additional Capital Contribution is due and payable, which date shall be thirty (30) days after the notice has been given. The total additional Capital Contribution which the

Manager may require the Members to contribute during the term of this Agreement shall not exceed One Million dollars ($1,000,000) in the aggregate. A Member's proportionate share of the total additional Capital Contribution shall be equal to the product obtained by multiplying the Member's Percentage Interest by the total additional Capital Contribution required. A Member's proportionate share shall be payable in cash or by check.

3.2.2.2.  Except as provided in Section 3.2.2.1, no Member shall be required to contribute any additional capital to the Company, and no Member shall have any personal liability for any obligation of the Company.  Without limiting 3.2.2.1, the Company’s goal is not to have Additional Capital Contributions and, to the extent reasonably available, to utilize debt financing arranged by the Manager and secured by Company property.

3.2.2.3.  If any Member fails to make his or her additional Capital Contribution when due, (i) the Manager shall give written notice to the other Members, who shall have the option for a period of thirty (30) days to make some or all of the noncontributing Member's additional Capital Contribution in proportion to their relative Percentage Interests or in such other proportion as they may all agree, (ii) the Percentage Interests of the Members shall be adjusted to equal the percentage which each Member's total Capital Contributions bears to the total Capital Contributions of all the Members, and (iii) the Manager shall give written notice to all of the Members of the adjusted Percentage Interests. This remedy is in addition to any other remedies allowed by law or this Agreement.

3.3.

Withdrawal or Return of Capital Contributions. Except as specifically provided in this Agreement, no Interest Holder shall have the right to withdraw or reduce the Capital Contributions it makes to the Company. Upon dissolution of the Company or liquidation of its interest in the Company, each Interest Holder shall look solely to the assets of the Company for return of its Capital Contributions and, if the Company's property remaining after the payment or discharge of the debts, obligations, and liabilities of the Company is insufficient to return the Capital Contributions of each Interest Holder, no Interest Holder shall have any recourse against the Company, any Interest Holder, or Manager.

3.4.

Form of Return of Capital. Under circumstances requiring a return of any Capital Contributions, no Interest Holder shall have the right to receive property other than cash except as may be specifically provided herein.

3.5.

Salary or Interest. Except as otherwise expressly provided in Section V of this Agreement, no Interest Holder or Manager shall receive any interest, salary, or drawing with respect to his or her Capital Contributions or his or her Capital Account, or for services rendered on behalf of the Company.

Section IV

Allocations and Distributions

4.1.

Allocations. After making any special allocations contained in Section 4.3, remaining Profits and Losses shall be allocated for any Fiscal Year in the following manner:

4.1.1.  Profits.

4.1.1.1.  First, Profits shall be allocated among the Interest Holders in proportion to the cumulative Losses previously allocated to the Interest Holder under Section 4.1.2.3 until the cumulative Profits allocated to each Interest Holder under this subparagraph equal the cumulative Losses previously allocated to each Interest Holder under Section 4.1.2.3;

4.1.1.2.  Second, Profits shall be allocated proportionately among the Interest Holders until the cumulative Profits allocated to each Interest Holder under this subparagraph equal the cumulative Priority Return each Interest Holder has received through the end of the Fiscal Year plus Losses, if any, allocated to the Interest Holder under Section 4.1.2.2; and

4.1.1.3.  Third, Profits shall be allocated to the Interest Holders in accordance with their Percentage Interests.

4.1.2.  Losses.

4.1.2.1.  First, Losses shall be allocated to the Interest Holders in proportion to the cumulative Profits previously allocated to the Interest Holders under Section 4.1.1.3 until the cumulative Losses allocated pursuant to this subparagraph to each Interest Holder are equal to the cumulative Profits previously allocated to each Interest Holder under Section 4.1.1.3;

4.1.2.2.  Second, Losses shall be allocated to the Interest Holders in proportion to the cumulative Profits previously allocated to the Interest Holders under Section 4.1.1.2 until the cumulative Losses allocated pursuant to this subparagraph to each Interest Holder are equal to the cumulative Profits previously allocated to each Interest Holder under Section 4.1.1.2; and

4.1.2.3.  Third, Losses shall be allocated to the Interest Holders in accordance with their Percentage Interests.

4.1.3.  Loss Limitations.

4.1.3.1.  No Losses shall be allocated to any Interest Holder pursuant to Section 4.1 if the allocation causes the Interest Holder to have an Adjusted Capital Account Deficit or increases the Interest Holder's Adjusted Capital Account Deficit. All Losses in excess of the limitations set forth in this Subsection shall be allocated to the other Interest Holders in accordance with the other Interest Holders' Percentage Interests until all Interest Holders are subject to the limitation of this Subsection, and thereafter, in accordance with the Interest Holders' interest in the Company as determined by the Manager. If any Losses are allocated to an Interest Holder because of this Subsection, then notwithstanding any other provision of this Agreement, all subsequent Profits shall be allocated to the Interest Holders pro rata based on Losses allocated to them pursuant to this Subsection until each Interest Holder has been allocated an amount of Profits pursuant to this Subsection equal to the Losses previously allocated to that Interest Holder under this Subsection.

4.1.3.2.  If the Company is on the cash method of accounting and more than 35% of the Company's Losses in any year would be allocable to Interest

Holders who are limited entrepreneurs (within the meaning of § 464(e)(2) of the Code), then except as otherwise provided in Section 4.1.3.1, the Losses in excess of 35% otherwise allocable to those Interest Holders shall be specially allocated among the other Interest Holders in the ratio that each shares in Losses. If any Losses are allocated to an Interest Holder under this Subsection, then notwithstanding any other provision of this Agreement, all subsequent Profits shall be allocated to the Interest Holders pro rata based on Losses allocated to them pursuant to this Subsection until each Interest Holder has been allocated an amount of Profits pursuant to this Subsection in the current and previous Fiscal Years equal to the Losses allocated to that Interest Holder pursuant to this Subsection in previous Fiscal Years.

4.2.

Section 704(c) Allocations.

4.2.1.  Contributed Property.  In accordance with Code Section 704(c) and the Regulations thereunder, as well as Regulation Section 1.704-1(b)(2)(iv)(d)(3), income, gain, loss, and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated among the Interest Holders so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its fair market value at the date of contribution (or deemed contribution).

4.2.2.  Adjustments to Book Value.  If the Adjusted Book Value of any Company asset is adjusted as provided in Section 3.1.4, subsequent allocations of income, gain, loss, and deduction with respect to the asset shall, solely for tax purposes, take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Adjusted Book Value in the manner as provided under Code Section 704(c) and the Regulations thereunder.

4.3.

Regulatory Allocations.  The following allocations shall be made in the following order:

4.3.1.  Company Minimum Gain Chargeback.  Except as set forth in Regulation Section 1.704-2(f)(2), (3), (4), and (5), if during any Fiscal Year there is a net decrease in Company Minimum Gain, each Interest Holder, prior to any other allocation pursuant to this Section IV, shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, succeeding taxable years) in an amount equal to that Interest Holder's share of the net decrease of Company Minimum Gain, computed in accordance with Regulation Section 1.704-2(g)(2). Allocations of gross income and gain pursuant to this Subsection shall be made first from gain recognized from the disposition of Company assets subject to Nonrecourse Liabilities to the extent of the Minimum Gain attributable to those assets and, thereafter, from a pro rata portion of the Company's other items of income and gain for the taxable year. It is the intent of the parties hereto that any allocation pursuant to this Subsection shall constitute a “minimum gain chargeback” under Regulation Section 1.704-2(f).

4.3.2.  Member Nonrecourse Debt Minimum Gain Chargeback.  Except as set forth in Regulation Section 1.704-2(i)(4), if during any Fiscal Year there is a net decrease in Member Nonrecourse Debt Minimum Gain, each Interest Holder with a share of that Member Nonrecourse Debt Minimum Gain (determined under Regulation Section 1.704-2(i)(5)) as of the beginning of the Fiscal Year shall be specially allocated items of income and gain for such Fiscal Year (and, if necessary, succeeding Fiscal Years) in an amount equal to that Interest Holder's share of the net decrease in Member Nonrecourse Debt Minimum Gain, computed in accordance with Regulation Section 1.704-2(i)(4). Allocations of gross income and gain pursuant to this Subsection shall be made first from gain recognized from the disposition of Company assets subject to Member Nonrecourse Debt to the extent of the Member Minimum Gain attributable to those assets and, thereafter, from a pro rata portion of the Company's other items of income and gain for the Fiscal Year. It is the intent of the parties hereto that any allocation pursuant to this Subsection shall constitute a “minimum gain chargeback” under Regulation Section 1.704-2(i)(4).

4.3.3.  Qualified Income Offset.  If an Interest Holder unexpectedly receives an adjustment, allocation, or distribution described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), then to the extent required under Regulations Section 1.704-1(b)(2)(d), such Interest Holder shall be allocated items of income and gain of the Company (consisting of a pro rata portion of each item of Company income, including gross income and gain for that Fiscal Year) before any other allocation is made of Company items for that Fiscal Year, in the amount and in proportions required to eliminate the Interest Holder's Adjusted Capital Account Deficit as quickly as possible. This Subsection is intended to comply with, and shall be interpreted consistently with, the “qualified income offset” provisions of the Regulations promulgated under Code Section 704(b).

4.3.4.  Nonrecourse Deductions.  Nonrecourse Deductions for a Fiscal Year or other period shall be allocated among the Interest Holders in proportion to their Percentage Interests.

4.3.5.  Member Nonrecourse Deductions.  Any Member Nonrecourse Deduction for any Fiscal Year or other period attributable to a Member Nonrecourse Liability shall be allocated to the Interest Holder who bears the risk of loss for the Member

Nonrecourse Debt in accordance with Regulation Section 1.704-2(i).

4.3.6.  Regulatory Allocations.  The allocations contained in Section 4.3 are contained herein to comply with the Regulations under Section 704(b) of the Code. In allocating other items of Profit or Loss, the allocations contained in Section 4.3 shall be taken into account so that to the maximum extent possible the net amount of Profit or Loss allocated to each Interest Holder will be equal to the amount that would have been allocated to each Interest Holder if the allocations contained in Section 4.3 had not been made.

4.4.

Distributions.  Except as otherwise provided in this Agreement, distributions shall be made to the Interest Holders at such times and in such amounts as determined by the Manager in the Manager's sole discretion; provided, however, that all Cash Flow for each Fiscal Year of the Company shall be distributed to the Interest Holders no later than seventy-five (75) days after the end of such Fiscal Year. All distributions shall be made in proportion to the Percentage Interests.

4.5.

General.

4.5.1.  Timing and Amount of Distributions.  Except as otherwise provided in this Agreement, distributions shall be made to the Interest Holders at such times and in such amounts as determined by the Manager in the Manager's sole discretion. Distributions shall be made as soon as possible from available cash flow, consistent however with the Manager’s reasonable determination of cash reserves required by the Company to meet working capital and debt service requirements.

4.5.2.  Form of Distribution.  In connection with any distribution, no Interest Holder shall have the right to receive Property other than cash except as may be specifically provided herein. If any assets of the Company are distributed in kind to the Interest Holders, those assets shall be valued on the basis of their fair market value, and any Interest Holder entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Interest Holders so entitled. Unless the Interest Holders otherwise agree, the fair market value of the assets shall be determined by an independent appraiser who shall be selected by the Manager.

4.5.3.  Withholding.  All amounts required to be withheld pursuant to Code Section 1446 or any other provision of federal, state, or local tax law shall be treated as amounts actually distributed to the affected Interest Holders for all purposes under this Agreement.

4.5.4.  Varying Interests; Distributions and Allocations in Respect to Transferred Interests.  Profits, Losses, and other items shall be calculated on a monthly, daily, or other basis permitted under Code Section 706 and the Regulations. If any Interest is sold, assigned, or transferred during any accounting period in compliance with the provisions of this Agreement, Profits, Losses, each item thereof, and all other items attributable to such Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Manager. All distributions on or before the date of such transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize such transfer not later than the end of the calendar month during which it is given notice of such transfer, provided that if the Company does not receive a notice stating the date such Interest was transferred and such other information as it may reasonably require within thirty (30) days after the end of the Fiscal Year during which the transfer occurs, then all of such items shall be allocated, and all distributions shall be made, to the person who, according to the books and records of the Company, on the last day of the Fiscal Year during which the transfer occurs, was the owner of the Interest. Neither the Company nor any Interest Holder or Manager shall incur any liability for making allocations and distributions in accordance with the provisions of this Section, whether or not any Interest

Holder, Manager, or the Company has knowledge of any transfer of ownership of any Interest.

4.5.5.  Knowledge.  The Interest Holders acknowledge that they understand the economic and income tax consequences of the allocations and distributions under this Agreement and agree to be bound by the provisions of this Section IV in reporting their taxable income and loss from the Company.

4.5.6.  Amendment.  The Manager is hereby authorized, upon the advice of the Company's tax counsel, to amend this Section IV to comply with the Code and the Regulations promulgated under Code Section 704(b); provided, however, that no amendment shall materially affect the distributions to an Interest Holder without the Interest Holder's prior written consent.

4.5.7

Revenue and Expense.  In determining profit, expenses shall mean and all costs, charges and expenses of any nature directly or indirectly attributable to the holding, development and sale of the Real Property, including but not limited to product cost, sales and marketing expenses, general administrative expenses, financing costs, collection costs, closing costs exchange fees, recording fees, loan fees and other costs of development.   Revenue shall include all receipts on the sale of the developments on the  Property but upgrades and conversions into ILX timeshares and interest arbitrage on timeshare sales shall not be included in revenue.

Section V

Management

5.1.

Management.  Subject to the rights of the Members under the Act or the provisions of this Agreement to approve certain actions, the business and affairs of the Company shall be managed exclusively by its Manager. The Manager shall direct, manage, and control the business of the Company to the best of the Manager's ability and, subject only to those restrictions set forth in the Act or this Agreement, shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things which the Manager deems appropriate to accomplish the business and objectives of the Company. No Member other than a Member who is also a Manager shall have the authority to act for or bind the Company. Each Member other than a Member acting as a Manager agrees not to incur any liability on behalf of the other Members or otherwise enter into any transaction or do anything which will subject the other Members to any liability, except in all instances as contemplated hereby.

5.2.

Number, Tenure, and Qualifications.  The initial Manager of the Company shall be ILX Resorts Incorporated or its Affiliate. The number of Managers of the Company shall be fixed from time to time by the vote of a Majority in Interest of the

Members, but in no instance shall there be less than one Manager. Each Manager shall hold office until his resignation or removal.

5.3.

Certain Powers of the Manager.  Without limiting the generality of Section 5.1, the Manager shall have power and authority on behalf of the Company:

5.3.1.  To acquire property from and sell property to any person as the Manager may determine. The fact that a Member or Manager is directly or indirectly affiliated or connected with any such person shall not prohibit the Manager from dealing with that Person;

5.3.2.  To borrow money for the Company from banks, other lending institutions, the Interest Holders, Manager, or Affiliates of the Interest Holders or Manager on such terms as the Manager may deem appropriate, and in connection therewith, to hypothecate, encumber, and grant security interests in the assets of the Company to secure repayment of the borrowed sums. No debt or other obligation shall be contracted or liability incurred by or on behalf of the Company except by the Manager;

5.3.3.  To purchase liability and other insurance to protect the Manager and the Company's property and business;

5.3.4.  To hold and own any Company real and personal property in the name of the Company or others as provided in this Agreement;

5.3.5.  To invest Company funds temporarily to the extent not required to pay the current expenses of the Company;

5.3.6.  To execute on behalf of the Company all instruments and documents, including, without limitation, checks, drafts, notes, and other negotiable instruments, mortgages, or deeds of trust, security agreements, financing statements, documents providing for the acquisition, mortgage, or disposition of the Company's property, assignments, bills of sale, leases, partnership agreements, and any other instruments or documents necessary, in the opinion of the Manager, to accomplish the purposes of the Company;

5.3.7.  To employ accountants, legal counsel, managing agents, or other experts to perform services for the Company and to compensate them from Company funds;

5.3.8.  To enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Manager may approve;

5.3.9.  To do and perform all other acts as may be necessary or appropriate to accomplish the purposes of the Company including filing any reorganization proceeding; and

5.3.10.  To take such other actions as do not expressly require the consent of the Members under this Agreement.

A Manager may act by a duly authorized attorney-in-fact. Unless authorized to do so by this Agreement or by the Manager,

no Member, agent, or employee of the Company shall have any power or authority to bind the Company in any way, to pledge its credit, or to render it liable for any purpose.

5.4.

Actions Requiring Approval of the Members.  In addition to those actions for which this Agreement specifically requires the consent of the Members, the Manager shall not take any of the following actions without first obtaining the approval of a Majority in Interest of the Members:

5.4.1.  Amend the Articles, except that any amendments required under the Act to correct an inaccuracy in the Articles may be filed at any time by the Manager;

5.4.2.  Sell or otherwise dispose of all or substantially all of the assets of the Company in a single transaction or a series of related transactions; or

5.4.3.  Approve a plan of merger or consolidation of the Company with or into one or more business entities.

5.5.

Manager Has No Exclusive Duty to Company.  The Manager shall not be required to manage the Company as the Manager's sole and exclusive function and the Manager may engage in other business and investment activities in addition to those relating to the Company. Neither the Company nor any Interest Holder shall have any right, solely by virtue of this Agreement or its relationship to a Manager or the Company, to share or participate in any such other investments or activities of the Manager or to the income or proceeds derived therefrom. The Manager shall not have any obligation to disclose any such other investments or activities to the Interest Holders unless it is competitive with or otherwise actually or potentially adversely affects the business or property of the Company.

5.6.

Resignation.  The Manager may resign as a Manager at any time by giving at least fifteen (15) days' written notice of his resignation to all the Members.

5.7.

Removal.  The Manager may be removed, with or without cause, on fifteen (15) days' written notice by the affirmative vote of a Majority in Interest of the Members, without liability or obligation except as may be provided in any written contract between the Manager and the Company, provided such contract has been approved by the Members as provided herein.

5.8.

Vacancies.  Any vacancy occurring for any reason in the office of the Manager of the Company shall be filled by the affirmative vote of a Majority in Interest of the Members.

5.9.

Compensation and Expenses.  The Company may enter into management or employment contracts, under such terms and conditions and providing for such compensation as shall be approved by the  Manager as provided herein, with one or more Managers or Interest Holders or Persons Affiliated with the Manager or Interest Holders.  It is the expectation of ILX and Bruno that ILX will be paid reasonable market rate management and development fees for the development of the Property.  However, ILX shall not be reimbursed for its corporate and administrative expenses not directly related to the Company’s property.

5.10.

Books and Records. At the expense of the Company, the Manager shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of transactions with respect to the conduct of the Company's business. The books and records shall be maintained in accordance with sound accounting practices and kept at the Company's registered office and such other location or locations as the Manager shall from time to time determine. At a minimum the Company shall keep at its registered office the following records:

5.10.1.  A current list of the full name and last known business, residence, or mailing address of each Member, Manager and Interest Holder;

5.10.2.  A copy of the initial Articles and all amendments thereto and restatements thereof;

5.10.3.  Copies of the Company's federal, state, and local income tax returns and reports, if any, for the three most recent fiscal years;

5.10.4.  Copies of this Agreement and all amendments hereto or restatements hereof, including any prior operating agreements no longer in effect;

5.10.5.  Copies of any documents relating to a Member's obligation to contribute cash, property, or services to the Company;

5.10.6.  Copies of any financial statements of the Company for the three most recent fiscal years; and

5.10.7.  Copies of minutes of all meetings of the Members and all written consents obtained from Members for actions taken by Members without a meeting.

5.11.

Access to Books and Records.  Upon written request to the Manager, each Member shall have the right, during normal business hours, to inspect and copy, at the Member's expense, the Company's books and records.

5.12.

Returns and Other Elections.  The Manager shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. All elections permitted to be made by the Company under federal or state laws shall be made by the Manager in its sole discretion.

5.13.

Annual Accounting Period. The annual accounting period of the Company shall be its Fiscal Year. The Company's Fiscal Year shall be selected by the Manager, subject to the requirements and limitations of the Code.

5.14.

Reports. Within one hundred twenty (120)  days after the end of each Fiscal Year of the Company, the Manager shall cause to be sent to each Person who was a Member at any time during the Fiscal Year then ended a complete accounting of the affairs of the Company for the Fiscal Year then ended. In addition, within one hundred twenty (120) days after the end of each Fiscal Year of the Company, the Manager shall cause to be sent to each Person who was an Interest Holder at any time during the Fiscal Year then ended, that tax information concerning the Company which is necessary for preparing the Interest Holder's income tax returns for that year. At the request of any Member, and at the Member's expense, the Manager shall cause an audit of the Company's books and records to be prepared by independent accountants for the period requested by the Member.

5.15.

Tax Matters Partner. The Manager shall be the Company's tax matters partner (“Tax Matters Partner”) unless the Members designate another person to serve in this capacity. The Tax Matters Partner shall have all powers and responsibilities provided in Code Section 6221, et seq. The Tax Matters Partner shall keep all Members informed of all notices from government taxing authorities which may come to the attention of the Tax Matters Partner. The Company shall pay and be responsible for all reasonable third-party costs and expenses incurred by the Tax Matters Partner in performing those duties. A Member shall be responsible for any costs incurred by the Member with respect to any tax audit or tax-related administrative or judicial proceeding against any Member, even though it relates to the Company. The Tax Matters Partner shall not compromise any dispute with the Internal Revenue Service without the approval of a Majority in Interest of the Members.

5.16.

Title to Company Property.

5.16.1.

Except as provided in Section 5.16.2, all real and personal property acquired by the Company shall be acquired and held by the Company in its name.

5.16.2.

The Members may direct that legal title to all or any portion of the Company's property be acquired or held in a name other than the Company's name. Without limiting the foregoing, the Manager may cause title to be acquired and held in its name or in the names of trustees, nominees, or straw parties for the Company. It is expressly understood and agreed that the manner of holding title to the Company's property (or any part thereof) is solely for the convenience of the Company and all of that property, and all revenue and expenses therefrom, shall be treated as Company property.

Section VI

Members

6.1.

Meetings. Unless otherwise prescribed by the Act, meetings of the Members may be called, for any purpose or purposes, by the Manager or by a Majority in Interest of the Members.

6.2.

Place of Meetings. Whoever calls the meeting may designate any place, either within or outside the State of Arizona, as the place of meeting for any meeting of the Members.

6.3.

Notice of Meetings.  Except as provided in this Agreement, written notice stating the date, time, and place of the meeting, and the purpose or purposes for which the meeting is called, shall be delivered not less than three (3) nor more than fifty (50) days before the date of the meeting, either personally or by mail, facsimile, or overnight or next-day delivery services by or at the direction of the Manager or the person or persons calling the meeting, to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered two (2) days after deposited in the United States mail, postage prepaid, addressed to the Member at his or her address as it appears on the books of the Company. If transmitted by way of facsimile, such notice shall be deemed to be delivered on the date of such facsimile transmission to the fax number, if any, for the respective Member which has been supplied by such Member to the Manager and identified as such Member's facsimile number. If transmitted by overnight or next-day delivery, such notice shall be deemed to be delivered on the next business day after deposit with the delivery service addressed to the Member at his or her address as it appears on the books of the Company. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than thirty (30) days. At the adjourned meeting the Company may transact any business which might have been transacted at the original meeting.

6.4.

Meeting of All Members.  If all of the Members shall meet at any time and place, including by conference telephone call, either within or outside of the State of Arizona, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice.

6.5.

Record Date.  For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, the date on which notice of the meeting is mailed shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof, unless notice of the adjourned meeting is required to be given pursuant to Section 6.3.

6.6.

Quorum.  A Majority in Interest of the Members, represented in person or by proxy, shall constitute a quorum at any meeting of Members. Business may be conducted once a quorum is present.

6.7.

Voting Rights of Members.  Each Member shall be entitled to vote based on its Percentage Interest. If all or a portion of an Interest is transferred to an assignee who does not become a Member, the Member from whom the Interest is transferred shall no longer be entitled to vote the Interest transferred nor shall the transferred Interest be considered outstanding for any purpose pertaining to meetings or voting. No withdrawn Member shall be entitled to vote nor shall such Member's Interest be considered outstanding for any purpose pertaining to meetings or voting.

6.8.

Manner of Acting.  Unless otherwise provided in the Act, the Articles of Organization, or this Agreement, the affirmative vote of a Majority in Interest of the Members at a meeting at which a quorum is present shall be the act of the Members.

6.9.

Proxies.  At all meetings of Members a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Manager of the Company before or at the time of its exercise. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

6.10.

Action by Members without a Meeting.  Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, circulated to all the Members with an explanation of the background and reasons for the proposed action, signed by that percentage or number of the Members required to take or approve the action. Any such written consents shall be delivered to the Manager of the Company for inclusion in the minutes or for filing with the Company records. Action taken by written consent under this Section shall be effective on the date the required percentage or number of the Members have signed and delivered the consent to the Manager, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the written consent is circulated to the Members.

6.11.

Telephonic Communication.  Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person, except where the Member participates in the meeting for the express purpose of objecting to the transaction of any business on the ground the meeting is not lawfully called or convened.

6.12.

Waiver of Notice.  When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

Section VII

Transfers and Withdrawals

7.1.

Transfers.  Except as otherwise provided in this Section VII, no Member may Transfer all, or any portion of, or any interest or rights in, the Membership Rights owned by the Member, and no Interest Holder may Transfer all, or any portion of, or any interest or rights in, any Interest without the prior written consent of the Manager which consent may be withheld in the Manager's sole and absolute discretion. Any sale or foreclosure of a security interest will itself constitute a Transfer independent of the grant of security. Each

Member hereby acknowledges the reasonableness of this prohibition in view of the purposes of the Company and the relationship of the Members. The Transfer of any Membership Rights or Interests in violation of the prohibition contained in this Section VII shall be deemed invalid, null, and void, and of no force or effect. Any Person to whom Membership Rights or an Interest are attempted to be transferred in violation of this Section VII shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company, receive allocations or distributions from the Company, or have any other rights in or with respect to the Membership Rights or Interest.

7.2.

Withdrawal.  Except as otherwise provided in this Agreement, no Member shall have the right or power to Withdraw from the Company. Any such withdrawal shall constitute a material breach of this Agreement and the Company shall have the right to recover damages from the withdrawn member and to offset the damages against any amounts otherwise distributable to such Member under this Agreement.

7.3.

Right of First Refusal.

7.3.1.  If an Interest Holder (individually, a “Transferor”) receives a bona fide written offer (the “Transferee Offer”) from any Person (a “Transferee”) to purchase all or any portion of, or any interest or rights in, the Transferor's Interest for a purchase price denominated and payable in United States dollars, then, prior to any Transfer of the Transferor Interest, the Transferor shall give the Manager and the Members other than the Transferor (the “Remaining Members”) written notice (the “Transfer Notice”) containing each of the following:

7.3.1.1.  the Transferee's identity;

7.3.1.2.  a true and complete copy of the Transferee Offer; and

7.3.1.3.  the Transferor's offer (the “Offer”) to sell the Transferor Interest to the Company, or if the Company does not accept the Offer to the Remaining Members, for a total price equal to the price set forth in the Transferee Offer (the “Transfer Purchase Price”), which shall be payable in accordance with the payment terms set forth in the Transferee Offer.

7.3.2.  The Offer to the Company shall be and remain irrevocable for a period (the “Company Offer Period”) ending at 11:59 P.M. local time at the Company's principal office, on the thirtieth (30th) day following the date the Transfer Notice is given to the Company. At any time during the Company Offer Period, the Company may, by the vote of a Majority in Interest of the Remaining Members, accept the offer by giving written notice of its acceptance.  The Transferor shall not be deemed a Member for the purpose of the vote on whether the Company shall accept the Offer. If the Company accepts the Offer, then the Company shall fix a closing date (the “Transfer Closing Date”) for the purchase, which shall not be more than ninety (90) days after the expiration of the Company Offer Period.

7.3.3.  If the Company accepts the Offer, the Transfer Purchase Price shall be paid in accordance with the payment terms set forth in the Transferee Offer.

7.3.4.  If the Company rejects the Offer or fails to accepts the Offer (within the time and in the manner specified in this Section), then the Transferor shall offer to sell the Transferor Interest to the Remaining Members for a total price equal to the price set forth in the Transferee Offer (the “Transfer Purchase Price”), which shall be payable in accordance with the payment terms set forth in the Transferee Offer.

7.3.5.  The Offer shall be and remain irrevocable for a period (the “ Member Offer Period”) ending at 11:59 P.M. local time at the Company's principal office, on the thirtieth (30th) day following the date the Company Offer expired. At any time during the Member Offer Period, a Remaining Member may accept the offer by notifying the Transferor in writing that the Remaining Member intends to purchase all, but not less than all, of the Transferor Interest. If two (2) or more Remaining Members desire to accept the Offer, then, in the absence of an agreement between or among them, each such Remaining Member shall purchase the Transferor Interest in the proportion that his respective Percentage Interest bears to the total Percentage Interests of all of the Remaining Members who desire to accept the Offer. If one or more Remaining Members accept the Offer, then the parties shall fix a closing date (the “Transfer Closing Date”) for the purchase, which shall not be more than ninety (90) days after the expiration of the Member Offer Period.

7.3.6.  If any Remaining Member accepts the Offer, the Transfer Purchase Price shall be paid in accordance with the payment terms set forth in the Transferee Offer.

7.3.7.  If no Remaining Member accepts the Offer (within the time and in the manner specified in this Section), then the Transferor shall be free for a period (the “Free Transfer Period”) of thirty (30) days after the expiration of the Member Offer Period to Transfer the Transferor Interest to the Transferee, for the same or greater price and on the same terms and conditions as set forth in the Transfer Notice. The Transfer shall be subject, however, to the Conditions Precedent contained in Section 7.5. If the Transferor does not Transfer the Transferor Interest within the Free Transfer Period, the Transferor's right to Transfer the Transferor Interest pursuant to this Section shall cease and terminate.

7.3.8.  Any Transfer by the Transferor after the last day of the Free Transfer Period or without strict compliance with the terms, provisions, and conditions of this Section and the other terms, provisions, and conditions of this Agreement, shall be null and void and of no force or effect.

7.4.

Option on Death or Bankruptcy.  On the death, bankruptcy, or similar event described in Section 29-733(4) or (5) of the Act (whether voluntary or involuntary) of a Member or Interest Holder, the Member or Interest Holder (or such Person's estate) shall offer, or shall automatically be deemed to have offered, to sell the Member's or Interest

Holder's Interest to the Company or its nominee. Upon the approval of a Majority-in-Interest of the Members other than the offering Member, the Company or its nominee shall have the right and option, within seventy-five (75) days after the Members's actual knowledge of the death, bankruptcy, or similar event, to acquire the Interest, for the purchase price and on the terms set forth in Exhibit B attached hereto and made a part hereof. If the Interest is not purchased by the Company or its nominee, the Interest shall be transferred to the assignee of the Interest but shall remain fully subject to and bound by the terms of this Agreement.

7.5.

Conditions Precedent.  After satisfying the other restrictions contained in Section VII, a Person may Transfer all or any portion of or any interest or rights in the Person's Interest only if the following conditions (“Conditions of Transfer”) are satisfied:

7.5.1.  A duly executed and acknowledged written instrument of assignment is filed with the Company;

7.5.2.  The transferee agrees to be bound by the terms and conditions of this Agreement, including without limitation the provisions of this Section VII;

7.5.3.  The Manager, Members, and the Company are reimbursed prior to the Transfer for any reasonable expenses incurred in connection with such Transfer;

7.5.4.  The transferor and transferee agree in writing to indemnify and hold the Manager, Members, and the Company harmless for, from, and against any loss, liability, claim, or expense arising out of the Transfer;

7.5.5.  The Transfer will not cause a termination of the Company under Section 708 of the Code; provided, however, that the requirement of this Subsection shall be waived if the Company receives the written opinion of its attorney that such termination will not have a material adverse effect on the Company or its Interest Holders; and

7.5.6.  The Transfer will not require registration of Interests or Membership Rights under any federal or state securities laws.

7.6.

No Transfer of Membership Rights.  The Transfer of an Interest shall not result in the Transfer of any of the Transferring Member's other Membership Rights, if any, and unless the transferee is admitted as a Member pursuant to Section VII of this Agreement, the transferee shall only be entitled to receive, to the extent transferred, the share of distributions, including distributions representing the return of contributions, and the allocation of Profits and Losses (and other items of income, gain, or deduction), to which the Transferring Member would have otherwise been entitled with respect to the Transferring Member's Interest. The transferee shall have no right to participate in the management of the business and affairs of the Company or to become or to exercise any rights of a Member.

7.7.

Substitute Members. Notwithstanding any provision of this Agreement to the contrary, an assignee of a Member may only be admitted as a substitute Member upon the written consent of the Manager. Notwithstanding the foregoing, an assignee of the Manager's Interest as a Member may only be admitted as a substitute Member on the written consent of a Majority in Interest of the non-transferring Members, which may be withheld in the Members' sole and absolute discretion.

7.8.

Additional Members. The Company shall not issue additional Interests after the date of formation of the Company without the written consent or approval of the Manager, which consent may be withheld in the Manager's sole and absolute discretion.

7.9.

Expenses. Expenses of the Company or of any Interest Holder or Manager occasioned by transfers of Interests shall be reimbursed to the Company, Interest Holder, or Member or Manager, as the case may be, by the transferee.

7.10.

Distributions on Withdrawal. Upon the occurrence of an Event of Withdrawal with respect to a Member, the withdrawn Member shall not be entitled to receive a withdrawal distribution but the withdrawn Member (or the withdrawn Member's personal representatives, successors, and assigns) shall be entitled to receive the share of distributions, including distributions representing a return of Capital Contributions, and the allocation of Profits and Losses, to which the withdrawn Member otherwise would have been entitled if the Event of Withdrawal had not occurred, during the continuation of the business of the Company and during and on completion of winding up. If the Event of Withdrawal violated this Agreement, the distributions paid to the withdrawn Member shall be offset by any damages suffered by the Company or its Members as a result of the Event of Withdrawal.

Section VIII

Dissolution and Termination

8.1.

Dissolution.

8.1.1.

Events of Dissolution. The Company will be dissolved

upon the occurrence of any of the following events:

8.1.1.1.

Upon the written consent of a Majority in Interest of the Members;

8.1.1.2.

Upon the entry of a decree of dissolution under Section 29-785 of the Act or an administrative dissolution under Section 29-786 of the Act;

8.1.1.3.

Upon the occurrence of any Event of Withdrawal with respect

to any Member who is a Manager, unless within ninety (90) days after the occurrence of the Event of Withdrawal the business of the Company is continued by the specific consent of a Majority in Interest of the remaining Members. Except as provided in this Section 8.1.1.5, an Event of Withdrawal with respect to a Member shall not cause a dissolution and the Company shall automatically continue following such an Event of Withdrawal;

8.1.1.4.

Upon the sale or other disposition of all or substantially all of the Company's assets and receipt by the

Company of the proceeds therefrom.

8.1.1.5

Upon the occurrence of an Event of Withdrawal of the last remaining Member unless within 90 days all assignees of Interests in the Company consent in writing to admit at least one Member pursuant to A.R.S. Section 29-731(B)(4) to continue the business of the Company.

8.2.

Distributions and Other Matters. The Company shall not terminate until its affairs have been wound up and its assets distributed as provided herein. Promptly upon the dissolution of the Company, the Manager shall cause to be executed and filed a Notice of Winding Up with the Arizona Corporation Commission in accordance with Section 29-781 of the Act, and will liquidate the assets of the Company and apply and distribute the proceeds of such liquidation, or distribute the Company's assets in kind, as follows and in the following order:

8.2.1.

Ordinary Debts. To payment of the debts and liabilities of the Company, including debts owed to Interest Holders or the Manager, in the order of priority provided by law; provided that the Company shall first pay, to the extent permitted by law, liabilities with respect to which any Interest Holder or Manager is or may be personally liable;

8.2.2.

Reserves and Distributions. To the setting up of such reserves as the Manager may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company business;

8.2.3.

Remainder. The balance of the proceeds shall be distributed to the Interest Holders in accordance with the positive balance in their Capital Accounts, determined as though all of the Company assets were sold for cash at their fair market value as of the date of distribution. Any such distributions shall be made in accordance with the timing requirements of Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2).

8.3.

Deficit Capital Accounts. Notwithstanding anything to the contrary in this Agreement, if any Interest Holder's Capital Account has a deficit balance (taking into account all contributions, distributions, and allocations for the year in which a liquidation occurs), the Interest Holder shall not be obligated to make any contribution to the capital of the Company and the negative balance of such Interest Holder's Capital Account shall not be considered a debt owed by the Interest Holder to the Company or to any other person for any purpose whatsoever.

8.4.

Rights of Interest Holders—Distributions of Property. Except as otherwise provided in this Agreement, each Interest Holder shall look solely to the assets of the Company for the return of his or her Capital Contribution and shall have no right or power to demand or receive property other than cash from the Company. No Interest Holder shall have priority over any other Interest Holder for the return of his or her Capital Contributions, distributions, or allocations.

8.5.

Articles of Termination. When all the assets of the Company have been distributed as provided herein, the Manager shall cause to be executed and filed Articles of Termination as required by the Act.

Section IX

Other Interests of an Interest Holder or Manager

Any Interest Holder or Manager may engage in or possess interests in other business ventures of every nature and description, independently or with others. Neither the Company nor any Interest Holder or Manager shall have any right to any independent ventures of any other Interest Holder or Manager or to the income or Profits derived therefrom. The fact that an Interest Holder or Manager, a member of his or her Family, or an Affiliate is employed by, or owns, or is otherwise directly or indirectly interested in or connected with, any person, firm, or corporation employed or retained by the Company to render or perform services, including without limitation, management, contracting, mortgage placement, financing, brokerage, or other services, or from whom the Company may buy property or merchandise, borrow money, arrange financing, or place securities, or may lease real property to or from the Company, shall not prohibit the Company from entering into contracts with or employing that person, firm, or corporation or otherwise dealing with him or it, and neither the Company nor any of the Interest Holders or Manager as such shall have any rights in or to any income or Profits derived therefrom.

Section X

Indemnity

10.1.

Indemnity Rights.  The Company shall indemnify each Manager or Interest Holder who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of his or her actions as a Manager or Interest Holder or by reason of his or her acts while serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, and against judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding, provided that the acts of such Manager or Interest Holder were not committed with gross negligence or willful misconduct, and, with respect to any criminal action or proceeding, such Manager or Interest Holder had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of no contest or its equivalent, shall not, in and of itself, create a presumption that the Manager or Interest Holder acted with gross negligence or willful misconduct, or with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

10.2.

Notice and Defense.  Any Manager or Interest Holder who is or may be entitled to indemnification shall give timely written notice to the Company, the Manager and Interest Holders that a claim has been or is about to be made against it, shall permit the Company to defend it through legal counsel of its own choosing, and shall cooperate with the Company in defending against the claim. The Manager, or in the event the Manager is seeking indemnity a Majority-in-Interest of the Interest Holders other than the Manager, shall have the sole power and authority to determine the terms and conditions of any settlement of the claim.

10.3.

Other Sources.  The indemnification provided for herein shall apply only in the event, and to the extent that, the person is not entitled to indemnification, or other payment, from any other source (including insurance), and the Company's indemnity obligations hereunder shall be in excess of any indemnification or other payment provided by such other source.

10.4.

Survival.  The indemnification provided for herein shall continue as to a person who has ceased to be a Interest Holder or Manager and shall inure to the benefit of the heirs, personal representatives, and administrators of such person.

Section XI

Miscellaneous

11.1.

Notices.  Any notice, demand, offer, or other communication which any person is required or may desire to give to any other person shall be delivered in person or by United States mail, facsimile, or overnight or next-day delivery service. If mailed, such notice shall be deemed to be delivered two (2) days after deposited in the United States mail, postage prepaid, addressed to the person at his or her address as it appears on the books of the Company. If transmitted by way of facsimile, such notice shall be deemed to be delivered on the date of such facsimile transmission to the fax number, if any, for the person which has been supplied by such person and identified as such person's facsimile number. If transmitted by overnight or next-day delivery, such notice shall be deemed to be delivered on the next business day after deposit with the delivery service addressed to the person at his or her address as it appears on the books of the Company.

11.2.

Bank Accounts.  All funds of the Company shall be deposited in a bank account or accounts opened in the Company's name. The Manager shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

11.3.

Partial Invalidity.  The invalidity of any portion of this Agreement will not affect the validity of the remainder hereof.

11.4.

Governing Law; Parties in Interest.  This Agreement will be governed by and construed according to the laws of the State of Arizona without regard to conflicts of law principles and will bind and inure to the benefit of the heirs, successors, assigns, and personal representatives of the parties.   In the event for any reason a matter is not arbitrated pursuant to Section 12 of this Agreement, exclusive jurisdiction for all legal disputes by or among ILX, Bruno and the Company shall be in the Superior Court of Maricopa County, Arizona.

11.5.

Amendment.  This Agreement may only be amended, restated, or revoked by the written consent of a Majority in Interest of the Members provided, however, that any provision of this Agreement requiring a vote or consent of more than a Majority in Interest of the Members may only be amended by the written consent of the Members holding the Percentage Interest required to take or approve the action set forth in that provision.

11.6.

Execution in Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be deemed one original.

11.7.

Titles and Captions. All article, section, or paragraph titles or captions contained in this Agreement are for convenience only and are not deemed part of the context thereof.

11.8.

Pronouns and Plurals. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons may require.

11.9.

Waiver of Action for Partition. The Manager and each of the Interest Holders irrevocably waives any right that he or she may have to maintain any action for partition with respect to any of the Company Property.   Notwithstanding the preceding sentence, it is the intent of the Members that the Company will sell to Bruno a one-half (½) acre site of the property for Bruno’s personal use in a location to be mutually agreed-upon by the Members.   Bruno will pay cash for the ½ acre.  The purchase shall close escrow by December 31, 2006.  The purchase price will be the sum of the following.

A.

The purchase price of the Property of $8,400,000, plus closing costs, will be divided by the net acreage remaining after the contribution of what is contemplated will be approximately three (3) acres to a charitable foundation for Community Facilities.  For example, if 3 of the 21 acres are contributed to the charitable foundation, then the sales price of the ½ acre will be $8,400,000 divided by 18 acres divided by 2 (to reflect the one-half acre), for a sales price for the ½ acre of $233,333.

B.

Bruno shall pay all closing costs including title and escrow on the sale of the ½ acre of property.

C.

Company shall reasonably determine the pro-rata costs attributable to the ½ acre for all carrying costs, off-site and on-site work to bring utilities and other civil engineering work onto the Property.  This cost shall be divided by the net acreage as determined in Paragraph A above (i.e. 18 acres) and Bruno shall pay the allocation costs for the one-half acre.

If there are any additional costs in extending utilities onto the ½ acre site from locations on the Property, then Bruno shall pay such extension costs.

11.10.

Entire Agreement. This Agreement contains the entire understanding between the parties, and supersedes any prior understandings and agreements between or among them with respect to the subject matter hereof.

11.11.

Conflicts of Interest. The parties hereby acknowledge that (i) Spector Law Offices, P.C. and Al Spector (Spector) have  represented ILX in connection with the formation of the Company and the drafting of this Operating Agreement, (ii) that each of the other parties have been advised to seek independent counsel in connection with such matters, and (iii) that Spector does not represent any Member other than ILX either directly or indirectly through the Company. Payment of Spector's fees by the Company shall not alter or amend any of the relationships contemplated in this paragraph. ILX and Bruno agree that Spector shall represent the Company in its development matters and Bruno waives in full any conflict or the right to maintain any claim of conflict against Spector or ILX as a result of Spector’s work.

11.12.

Estoppel Certificate. Each Member shall, within ten (10) days after written request by any Member or the Manager, deliver to the requesting Person a certificate stating, to the Member's knowledge, that: (a) this Agreement is in full force and effect; (b) this Agreement has not been modified except by any instrument or instruments identified in the certificate; and (c) there is no default hereunder by the requesting Person, or if there is a default, the nature and extent thereof.

Section XII

Arbitration

If the parties are unable to resolve any dispute arising out of this Agreement either during or after its term informally, including the question as to whether any particular matter is arbitrable, the parties agree to submit the matter to binding arbitration. In the event the parties have not agreed upon an arbitrator within twenty (20) days after either party has demanded arbitration, either party may file a demand for arbitration with the Phoenix regional office of the American Arbitration Association (“AAA”) and a single arbitrator shall be appointed in accordance with the then existing Commercial Arbitration Rules of the AAA. Discovery may be conducted either upon mutual consent of the parties, or by order of the arbitrator upon good cause being shown. In ruling on motions pertaining to discovery, the arbitrator shall consider that the purpose of arbitration is to provide for the efficient and inexpensive resolution of disputes, and the arbitrator shall limit discovery whenever appropriate to insure that this purpose is pre~served. The dispute between the parties shall be submitted for determination within sixty (60) days after the arbitrator has been selected. The decision of the arbitrator shall be rendered within thirty (30) days after the conclusion of the arbitration hearing. The decision of the arbitrator shall be in writing and shall specify the factual and legal basis for the decision. Upon stipulation of the parties, or upon a showing of good cause by either party, the arbitrator may lengthen or shorten the time periods set forth herein for conducting the hearing or for rendering a decision. The decision of the arbitrator shall be final and binding upon the parties. Judgment to enforce the decision of the arbitrator, whether for legal or equitable relief, may be entered in any court having jurisdiction thereof, and the parties hereto expressly and irrevocably consent to the jurisdiction of the Arizona courts for such purpose. The arbitrator shall conduct all proceedings pursuant to the then existing Commercial Arbitration Rules of the AAA, to the extent such rules are not inconsistent with the provisions of this Article III. The Uniform Rules of Procedure for Arbitration shall not apply to any arbitration proceeding relating to the subject matter or terms of the documents. In the event a dispute is submitted to arbitration pursuant to this Section, the prevailing party shall be entitled to the payment of its reasonable attorneys' fees and costs, as determined by the arbitrator. Each of the parties shall keep all disputes and arbitration proceedings strictly confidential, except for disclosures of information required by applicable law or regulation.

SECTION XIII

Indemnification of Claim by Ascender

Bruno agrees to indemnify and hold harmless ILX, and its directors, officers, agents and shareholders, and the Company from any claim of any kind by a Ascender Partners or any of its related entities, owners or affiliated Persons claiming an interest in the  Property or in the profits from the Property.   In the event any claim is made by Ascender Partners, ILX and the Company shall have approval rights in selecting legal counsel to represent ILX and the Company.  Bruno shall pay all legal fees, costs in any proceeding and in the event there is a final settlement or judgment with monies to be paid to Ascender Partners, then Bruno shall pay such amounts in full.

SECTION XIV

Termination of Prior Venture Agreements

14.1

Close of Escrow.  Prior to the close of the escrow agreements reflected as items 1 and 2 of the Preamble, the Company shall fund the monies to close the escrows into Pioneer Title Agency and each of the Members shall sign any and all documents that are necessary, in the opinion of the Manager, so that upon completion of closing the title to the real property shall be in the name of the Company.

14.2

Prior Venture Agreements.  The Venture Agreements reflected as items 3 and 4 of the Preamble are terminated and no longer of any force or effect upon the signing of this Operating Agreement by each Member and the Manager.

IN WITNESS WHEREOF,  the Manager and Members have executed this Operating Agreement, effective as of the date first set forth above.

Members:

JAMES BRUNO ENTERPRISES, LLC

an Arizona limited liability company

________________________

By:

James E. Bruno

Its:

Manager

By:

_________________________

Shelly D. Bruno

Its:

Manager

ILX RESORTS INCORPORATED, an

Arizona corporation

By:

_________________________

Joseph P. Martori, Sr.

Its:

Chairman and CEO

Manager:

ILX RESORTS INCORPORATED, an

Arizona corporation

By:

_________________________

Joseph P. Martori, Sr.

Its:

Chairman and CEO

EXHIBIT B

FORMULA FOR DETERMINING THE PURCHASE PRICE OF A MEMBER'S INTEREST AND PAYMENT TERMS PURSUANT TO SECTION 7.4

When required pursuant to Section 7.4 of this Agreement, the value of an Interest will be determined by an appraiser experienced in valuing businesses similar to that of the Company, jointly selected by the Company and the offering Member, Interest Holder, or such Person's estate (the “Offering Member”) within fifteen (15) days after the Manager's actual knowledge of the Offering Member's death or bankruptcy. The cost of the appraiser shall be borne equally by the Company and the Offering Member. If a mutually satisfactory appraiser cannot be selected, then the Company and the Offering Member each shall select and pay for its own appraiser and the two appraisers shall attempt to reconcile their valuations to arrive at a single valuation. If they are unable to do so, they shall jointly select a third appraiser to value the Offering Member's Interest. The cost of the third appraiser shall be borne equally by the Company and the Offering Member. The three appraisers shall thereafter attempt to reconcile their valuations to arrive at a single valuation. If they are unable to do so, then the middle of the three appraisals shall be used as the valuation.

If applicable, each party shall appoint its appraiser within seven (7) days after the parties determine they cannot agree on a single appraiser. The two appraisers appointed shall select a third appraiser within seven (7) days after they determine they cannot agree on a single valuation. The appraisers shall be instructed to provide their valuations within thirty (30) days after their appointment.

Payment of the Offering Member's Interest shall be due and payable by the Company as follows: ten percent (10%) in cash within sixty (60) days after acceptance by the Company of the offer to purchase the Offering Member's Interest and the balance in ten (10) equal semi-annual installments commencing on the six (6) month anniversary of the initial down-payment, together with interest on the unpaid balance from time to time outstanding until paid at the lowest Applicable Federal Rate under the Code for debts of similar maturity (such rate to be determined and fixed as of the date of the initial payment hereunder), payable at the same time as and in addition to the installments of principal.

OPERATING AGREEMENT

OF

ILX-BRUNO L.L.C.

an Arizona limited liability company

Dated August 19, 2005